Filed Pursuant to Rule 424(b)(3)

Registration No. 333-168227

DIREXION SHARES ETF TRUST II

Direxion Daily Gold Bull 3X Shares

Direxion Daily Gold Bear 3X Shares

Supplement dated August 19, 2014

to Prospectus dated March 21, 2014

In the second column of the chart at the top of the cover page of the Prospectus, the ticker symbol for the Direxion Daily Gold Bull 3X Shares and the Direxion Daily Gold Bear 3X Shares (the “Funds”) are replaced with the following:

Title of Securities to be Registered	NYSE Arca Ticker Symbol
Direxion Daily Gold Bull 3X Shares	BAR
Direxion Daily Gold Bear 3X Shares	BARS

The new ticker symbols for the Funds are effective August 25, 2014.

This supplement contains information which amends, supplements or modifies certain information contained in the Prospectus of the Direxion Shares ETF Trust II dated March 21, 2014. Please read it and keep it with your Prospectus for future reference.